Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



Sussex Bancorp Leasing Company

Sussex Bancorp has two subsidiaries, Sussex Bank and Sussex Bancorp Leasing Company. Sussex Bank has three subsidiaries, Sussex Bancorp Mortgage Company and SCB Investment Company and Tri-State Insurance Agency, Inc.